UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      September 11, 2014

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.
In August 2014, AdCare Health Systems, Inc. (the “Company”) issued to holders of the Company’s subordinated convertible promissory notes dated October 26, 2010 (the “2010 Notes”), an aggregate of 777,479 shares of the Company’s common stock, no par value (the “Common Stock”) upon conversion of $2,900,000 of the aggregate principal amount thereof. Specifically, the Company issued the following amounts of shares of Common Stock to holders of the 2010 Notes on the following dates: (i) August 18, 2014, an aggregate amount of 294,906 shares; and (ii) August 22, 2014, an aggregate amount of 482,573 shares. The conversion price was $3.73 per share of Common Stock. The shares of Common Stock issued upon conversion of the 2010 Notes were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof. The Company relied upon such exemption based upon the private nature of the transaction, representations made by each such holder regarding, among other things, the holder’s sophistication and access to information about the Company.

On September 11, 2014, the Company issued to the holder of its warrants dated April 1, 2012, 200,000 shares of common stock upon exercise of such warrants at an exercise price of $3.81 per share. The shares of common stock issuable upon exercise of the warrants were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof. The Company relied upon such exemption based upon the private nature of the transaction, representations made by each such holder regarding, among other things, the holder’s sophistication and access to information about the Company. The Company received proceeds of approximately $0.8 million.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2014	ADCARE HEALTH SYSTEMS, INC.

/s/ Ronald W. Fleming
Ronald W. Fleming
Chief Financial Officer